EXHIBIT 99.3a

Terra Tech Corp and Blum Oakland
Pro Forma Balance Sheet
As of December 31, 2015

	Terra Tech		Pro Forma
	Corp	Blum Oakland	Adjustments		Pro Forma
Assets
Current Assets:
Cash	$418,082	$366,410	$-		$784,492
Accounts receivable, net	741,844	-	(98,304	)(1)	643,540
Prepaid expenses	147,230	-	-		147,230
Inventory	949,448	65,299	-		1,014,747
Total Current Assets	2,256,604	431,709	(98,304)		2,590,009

Property, equipment and leasehold improvements, net	6,694,975	702,294	-		7,397,269
Intangible assets, net	118,932	-	-		118,932
Intangible assets - Blum Oakland			25,000,000		25,000,000
Deposits	94,528	-	-		94,528
Total Assets	$9,165,039	$1,134,003	$24,901,696		$35,200,738

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses	$1,119,459	$213,471	$(98,304	)(1)	$1,234,626
Derivative liability	743,400	-	-		743,400
Accrued liabilities	917,363	1,584,220	278,713	(2)	2,780,296
Total Current Liabilities	2,780,222	1,797,691	180,409		4,758,322

Long Term Liabilities
Deferred tax liability, net	44,000	95,717	-		139,717
Total Long Term Liabilities	44,000	95,717	-		139,717

Commitment and Contingencies
Blum - Cash Contingency			2,088,000		2,088,000
Blum - Stock Contingency			8,512,000		8,512,000

Stockholders' Equity
Preferred stock, Convertible Series A, Par value $0.001;
authorized and issued 100 shares as of December 31, 2015
and 2014, respectively	-	-	-		-
Preferred stock, Convertible Series B, Par value $0.001;
authorized 24,999,900 shares; issued and outstanding
16,300,000 and 15,500,000 shares as of December 31, 2015
and 2014, respectively	16,300	-	-		16,300
Common stock, Par value $0.001; authorized 350,000,000
shares; issued 303,023,744 and 197,532,892 shares as
of December 31, 2015 and 2014, respectively	303,024	100	-		303,124
Additional paid-in capital	51,843,071	-	-		51,843,071
Accumulated Deficit	(45,952,109)	(759,505)	(278,713	) (2)	(46,990,327)
Total Terra Tech Corp. stockholders' equity	6,210,286	(759,405)	(278,713)		5,172,168
Non-controlling interest	130,531	-	-		130,531
Total Stockholders' Equity	6,340,817	(759,405)	(278,713)		5,302,699

Total Liabilities and Stockholders' Equity	$9,165,039	$1,134,003	$(98,304)		$10,200,738
____________

Note 1 - Elimination of receivables and payables between entities.

Note 2 - Adjustment from Pro Forma Statement of Operations.

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Terra Tech Corp and Blum Oakland
Pro Forma Statement of Operations
For the Year Ended December 31, 2015

	Terra Tech	Blum	Pro Forma
	Corp	Oakland	Adjustments		Pro Forma

Total Revenues	$9,975,346	$12,983,824	$(683,516	) (1)	$22,275,654
Cost of Goods Sold	8,958,475	10,709,576	(512,803	) (1)	19,155,248
	1,016,871	2,274,248	(170,713)		3,120,406
Selling, general and administrative expenses	9,833,646	2,213,742	108,000	(2)	12,155,388
Loss from operations	(8,816,775)	60,506	(278,713)		(9,034,982)

Other Income (Expenses)
Amortization of debt discount	(696,180)	-	-		(696,180)
Loss on extinguishment of debt	(619,444)	-	-		(619,444)
Loss from derivatives issued with debt greater than debt carrying value	(561,000)	-	-		(561,000)
Gain (Loss) on fair market valuation of derivatives	1,800,100	-	-		1,800,100
Interest Income (Expense)	(469,576)	1,236	-		(468,340)
Total Other Income (Expense)	(546,100)	1,236	-		(544,864)

Loss before Provision of Income Taxes	(9,362,875)	61,742	(278,713)		(9,579,846)
Provision for income taxes	44,000	636,628	-		680,628
Net Loss	(9,406,875)	(574,886)	(278,713)		(10,260,474)
Net Loss attributable to non-controlling interest	181,295	-	-		181,295
Net Loss attributable to Terra Tech Corp.	$(9,225,580)	$(574,886)	$(278,713)		$(10,079,179)

_____________

Note 1 - The revenue and cost of goods sold between Blum and IVXX have been eliminated.
Note 2 - The salaries to the Blum partners have been eliminated and replaced with the Platinum management agreement.

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